UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25
                                                             ==================
                                                               SEC FILE NUMBER
                                                                  33-95298
                                                             ==================
                                                             ==================
                                                                CUSIP NUMBER
                                                                 36318E-AA-8
                                                             ==================

                           NOTIFICATION OF LATE FILING

(Check One):[X]Form 10-K  []Form 20-F  []Form 11-K  []Form 10-Q  []Form N-SAR

For Period Ended: _December 31, 2000_____________________
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________

======================================================================
Read Instruction (on back page) Before Preparing Form. Please Print or Type.
======================================================================
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
======================================================================
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
-------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION
___________________Galaxy Telecom, L.P._________________________________________
Full Name of Registrant
--------------------------------------------------------------------------------
Former Name if Applicable
_______________________1220 N Main______________________________________________
 Address of Principal Executive Office (Street and Number)

______________________Sikeston, MO   63801_____________________________________
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)
  [ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth;

  [ ] (c) The  accountant's  statement  or other  exhibit  required by Rule
         12b-25(c) has been attached if applicable.


PART III -- NARRATIVE
State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.


     The Company is currently having discussions with it's Senior Lenders (Banks) and the majority of it's bondholder's to amend it's existing agreements. It is anticipated that documentation will not be signed by all parties by the 10-K filing date and therefore such filing should be delayed by the time requested.

PART IV-- OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification


_Mark Ahlvin_____________     ________573________    ____471-8221____________
      (Name)                      (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or
15(d) of the Securities Exchange Act of 1934 or Section 30 of the
Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file
such report(s) been filed? If answer is no, identify report(s).      Yes
--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in
the subject report or portion thereof?      No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
--------------------------------------------------------------------------------



                              Galaxy Telecom, L.P.
           ---------------------------------------------------------
                  (Name of Registrant as Specified in Charter)



has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date_March 28, 2001___     By  /s/ J.Keith Davidson_____________
                             -----------------------------------
                        Name:       J. Keith Davidson
                             ------------------------
                        Title: EVP  CFO__Director
                              ----------------------